EXHIBIT 10.21

PURCHASE AND SALE AGREEMENT

between

ADE CORPORATION

as Seller

and

NEW BOSTON FUND, INC.

as Buyer

for

80 Wilson Way

Westwood, MA

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EXHIBITS

The following exhibits have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

Exhibit A	Description of the Property
Exhibit B	Term Sheet for Lease
Exhibit 4(a)	Due Diligence Documents
Exhibit 10(a)(i)	Quitclaim Deed
Exhibit 10(a)(xi)	FIRPTA Affidavit
Exhibit 13(a)(ii)	Pending Litigation

-iii-

PURCHASE AND SALE AGREEMENT

As of July 29, 2003

This Purchase and Sale Agreement (this “Agreement”) is made by and between ADE Corporation, a Delaware corporation (the “Seller”) having an address at 80 Wilson Way, Westwood, Massachusetts, and New Boston Fund, Inc., a Delaware corporation, its successor and assigns (the “Buyer”) having an address at 60 State Street, Suite 1500, Boston, Massachusetts 02109.

W I T N E S S E T H:

PRELIMINARY STATEMENTS

A.    Seller is the owner of the following described property, which, taken together, is herein collectively called the “Property”, including without limitation:

(1)  That certain tract of land, commonly known as 80 Wilson Way, Westwood, Norfolk County, Massachusetts, (the “Premises”) being bounded and more particularly described on Exhibit A, attached hereto and made a part hereof; together with all buildings, fixtures and improvements (excluding property of tenants) constructed, installed and made thereon (the “Improvements”); and all easements and other rights and privileges appurtenant thereto;

(2)  All (a) mechanical systems and related equipment attached to the Improvements or located upon the Premises, including, but not limited to, electrical systems, plumbing systems, heating systems and air conditioning systems, (b) maintenance equipment, supplies and tools owned by Seller and used in connection with the Improvements, and (c) other machinery, equipment, fixtures, supplies and personal property of every kind and character owned by Seller and located in or on or used in connection with the Premises or the Improvements or the operations thereon, specifically excluding everything related to the conduct of Seller’s business (the “Personal Property”);

(3)  Seller’s interest in all warranties, guaranties and bonds relating to the Premises, the Improvements, and the Personal Property to the extent the same are assignable and the responsibilities which are mitigated by such warranties, guarantees and bonds belong to landlord under the Lease, specifically excluding everything related to the conduct of Seller’s business;

(4)  To the extent assignable, all intangible property owned or held by Seller or in which Seller has an interest, if any, in connection with any of the Premises or the Improvements or the operations thereon, and the right to the use thereof, including but not limited to Seller’s rights under governmental permits or approvals and the right to the use of (without warranty as to exclusivity or otherwise) any names, marks, trademarks, trade names and telephone numbers and listings employed in connection with the Premises or the improvements or the operations thereon, specifically excluding everything related to the conduct of Seller’s business (the “Intangible Property”). Nothing contained in this definition of Intangible Property shall give Buyer any rights whatsoever with regard to Seller, its name, its business, its intellectual property and/or its proprietary technology.

B.    Seller proposes to sell and convey, and Buyer proposes to purchase, pay for and acquire, the Property for the Purchase Price (as hereinafter defined) and on the other terms and conditions set forth in this Agreement.

STATEMENT OF THE AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    The Transaction.  Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase, pay for and acquire from Seller, the Property for the Purchase Price specified in Section 2 and on the other terms and conditions set forth in this Agreement.

Section 2.    Purchase Price and Earnest Money Deposit.

(a)    Purchase Price and Payment. The purchase price to be paid to Seller by Buyer for the Property is TEN MILLION FIFTY THOUSAND DOLLARS ($10,050,000.00) (which is to be adjusted for certain charges and credits as provided in this Agreement) (the “Purchase Price”).

(b)    Payment Terms. The Purchase Price shall be paid to Seller by Buyer as follows:

(i)	The sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) (the “Deposit”) has been wired or paid in good funds by Buyer to the Escrow Agent (as hereinafter defined) contemporaneous with execution of this Agreement. The Deposit shall be held by Escrow Agent and distributed as provided in §2(c).

(ii)	The Purchase Price, in the amount of TEN MILLION FIFTY THOUSAND DOLLARS ($10,050,000.00) (which is to be adjusted for the Deposit and certain charges and credits as provided in this Agreement), shall be paid to Seller by Buyer at the Closing (as hereinafter defined) by wire transfer on the Closing Date (as hereinafter defined).

(c)    Deposit. The escrow agent hereunder shall be: Lawyers Title Insurance Corporation, Attn.: Joel A. Stein, Esq., 25 Braintree Hill Office Park Suite 204 Braintree, Massachusetts 02184 (the “Escrow Agent”). The Deposit paid to Escrow Agent by Buyer shall be held by Escrow Agent in an interest bearing account, and except in the event of failure to close this transaction by reason of Buyer’s breach, any interest accrued thereon shall belong to Buyer and shall be applied and disposed of as follows:

(i)    Closing. If the transaction for the purchase and sale of the Property is closed by the Closing Date, then the parties agree that the Purchase Price (which is to be adjusted for certain charges and credits as provided in this Agreement) shall be paid by Buyer to Seller on the Closing Date as follows:

(a)    if the Buyer elects to apply the Deposit (but not the interest thereon) to the Purchase Price, the Deposit (but not the interest thereon) shall immediately be paid to Seller by wire transfer as directed by Seller and the balance of the Purchase Price (which is to be adjusted for certain charges and credits as provided in this Agreement) shall immediately be paid by Buyer to Seller by wire transfer as directed by Seller; or

(b)    if the Buyer elects not to apply the Deposit to the Purchase Price, an amount representing the full amount of the Purchase Price, shall immediately be paid to Seller by wire transfer as directed by Seller (which is to be adjusted for certain charges and credits as provided in this Agreement), and the Escrow Agent shall pay to Buyer the Deposit by separate wire or check. The interest shall be paid directly to Buyer by separate wire or check by the Escrow Agent, whether the Deposit is applied to the Purchase Price or not.

(ii)    Failure to Close. If this transaction is not closed by the Closing Date due to Seller’s failure to perform, or if either party terminates this Agreement voluntarily as a matter of right hereunder, then Escrow Agent shall promptly refund and return to Buyer the Deposit and all interest thereon. If this transaction is not closed by the Closing Date for any other reason, then Escrow Agent shall pay to Seller the Deposit and all interest thereon.

Section 3.     The Closing. At the closing (the “Closing”), Seller shall deliver to Escrow Agent a quitclaim deed (the “Deed”) subject to the Permitted Encumbrances (as that term is defined below) for the Property and the other Closing Instruments (as hereinafter defined) and Buyer shall pay the Purchase Price as provided in Section 2 and deliver to the Escrow Agent the Closing Instruments (as hereinafter defined) required to be delivered by Buyer. The Closing shall occur on July 24, 2003 at 10:00 A.M. (as may be extended in accordance with the terms hereof, the “Closing Date”) and shall be held through escrow with the Escrow Agent, or at such other time or place as may be agreed upon by both parties in writing. Any fees charged by the Escrow Agent for its services hereunder shall be split evenly between Buyer and the Seller. Buyer reserves the right to extend the Closing Date for up to seven (7) days by giving Seller written notice of its election to so extend on or before July 22, 2003 at 5:00 P.M. EST.

Section 4.    Inspection and Condition of the Property.

(a)    Access to and Inspection of the Property. Buyer shall have the right, until July 14, 2003 at 5:00 P.M. EST (the “Due Diligence Expiration Date”) (such period being referred to herein as the “Inspection Period”) to enter upon and have access to the Property, upon reasonable notice to Seller, in order to conduct surveys, tests, examinations, appraisals and inspections thereof; provided, that, any intrusive testing shall require Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed. Buyer shall not make any subsurface soil examinations unless Buyer has satisfied Seller that such examinations will not adversely affect any building foundations and/or utilities and until Buyer has provided evidence of general public liability insurance with policy limits of $1,000,000 in personal injury coverage and $1,000,000 in property damage coverage naming Seller as an additional insured. At Seller’s option, Seller or Seller’s agent may accompany and/or observe Buyer during Buyer’s due diligence undertakings at the Property. After having conducted such inspections and tests, Buyer shall immediately restore the Property to the same condition as existed prior to Buyer’s entry thereon. Seller will provide Buyer with copies of all the documents listed on Exhibit 4(a) which Buyer may review during the Inspection Period. Seller shall during the Inspection Period promptly provide, or make available, to Buyer in Seller’s office, financial records including income and expense records, invoices, accounts payable and accounts receivable reports from management, and other documents in Seller’s possession which relate exclusively to the Property upon reasonable request from Buyer in writing. IT IS THE PARTIES EXPRESS UNDERSTANDING AND AGREEMENT THAT ALL SUCH MATERIALS ARE PROVIDED BY SELLER SOLELY FOR BUYER’S CONVENIENCE IN MAKING ITS OWN EXAMINATION AND DETERMINATION PRIOR TO THE DUE DILIGENCE EXPIRATION DATE AS TO WHETHER IT WISHES TO PURCHASE THE PROPERTY, AND IN MAKING SUCH EXAMINATION AND DETERMINATION, BUYER SHALL RELY EXCLUSIVELY ON ITS OWN INDEPENDENT INVESTIGATION AND EVALUATION OF THE PROPERTY. EXCEPT WITH REGARD TO CERTAIN ENVIRONMENTAL MATTERS AND REPORTS (AS TO WHICH SELLER’S REPRESENTATIONS IN SECTION 13(b) HEREOF SHALL APPLY). SELLER MAKES NO REPRESENTATION AS TO THE ACCURACY, COMPLETENESS OR RELEVANCY OF ANY MATERIALS PROVIDED BY SELLER. Subject to the rights of Seller as party-in-possession, Buyer, and Buyer’s prospective mortgagee, shall also have the right subsequent to the Due Diligence Expiration Date to enter upon and have access to the Property upon reasonable notice to Seller, in order to conduct surveys, approvals and inspections thereof; provided, however, Buyer shall have no right to terminate this Agreement as a result of any information or belief acquired at or in connection with such access and/or inspection subsequent to the Due Diligence Expiration Date.

(b)    Indemnification for Inspections. Buyer shall indemnify, defend and hold Seller and Seller’s partners, employees, officers, agents, contractors, and representatives harmless from and against any lien, liability, loss, damage, claim, fee, cost or expense, including reasonable attorney’s fees, for the costs of Buyer’s inspections, tests and investigations and for physical damage to property or bodily injury to persons which may have resulted or may result from any such entry upon or inspection or testing of the Property by Buyer, or by any employee, officer, agent, contractor, representative or assignee of Buyer. This provision shall survive the termination of this Agreement for any reason or delivery of the Deed, as applicable. Nothing contained in this Section 4(b) shall be deemed or construed to impose any responsibility on Buyer for any environmental conditions at the Premises or Property, except to the extent caused or exacerbated by Buyer.

(c)    Due Diligence Expiration. If Buyer is not satisfied with the results of Buyer’s due diligence, with or without reason in Buyer’s sole discretion, Buyer may terminate this Agreement by written termination notice to Seller received on or before the Due Diligence Expiration Date, and this Agreement shall be terminated and be of no further force and effect, except as otherwise provided herein. Any such termination notice shall be sufficient notice to the Escrow Agent to return the Deposit with interest accrued thereon to Buyer forthwith. If Buyer shall fail to provide a termination notice to Seller received on or before the Due Diligence Expiration Date, then Buyer shall be deemed to have waived any objection as a result of Buyer’s due diligence, Buyer shall no longer be entitled to terminate this Agreement as a result of its due diligence, and this Agreement shall continue in full force and effect.

(d)    Notice of Code Violation. Seller does hereby agree to give to Buyer, promptly upon receipt, a copy of any written notice (the “Governmental Violation Notice”) which Seller receives prior to Closing from any governmental authority concerning a violation of any zoning or building code, law, statute, ordinance, rule, regulation or order which regulates the use of the Property. If said Governmental Violation Notice is received by Seller on or before the Due Diligence Expiration Date, then Buyer shall have the right to terminate this Agreement on account of said violation. If said Governmental Violation Notice is received by Seller after the Due Diligence Expiration Date but prior to the Closing Date, then, together with a copy of the Governmental Violation Notice, Seller shall give Buyer a written notice (the “Seller’s Violation Cure Notice”) stating that: (i) Seller agrees to cure the violation identified in the Governmental Violations Notice either prior to Closing Date or as part of its responsibilities under the Lease (as that term is defined in Section 6(a)hereof) or (ii) Seller does not agree to, or cannot, cure the violation in the Governmental Violation Notice. If Seller gives Buyer notice that Seller will cure the violation identified in the Governmental Violation Notice, then Seller shall proceed with due diligence to effect such cure, and this transaction shall be closed on the Closing Date. If Seller notifies Buyer that Seller cannot or will not cure the violation identified in the Governmental Violation Notice, then provided such violation does not pertain to the roof or structural elements of the Property or the Premises, Buyer shall have the right, at its option, to take either of the following actions: (x) Buyer may terminate this Agreement by written termination notice to Seller received by Seller within five (5) days of delivery of Seller’s Violation Cure Notice; or (y) Buyer may proceed to close this transaction, in which event, Buyer shall waive Buyer’s objections and shall pay to Seller the full Purchase Price. If Buyer fails to respond timely to Seller’s Violation Cure Notice, then Buyer shall be deemed to waive any objection on account of any violation, Buyer shall no longer be entitled to terminate this Agreement as a result of its violation, and this Agreement shall continue in full force and effect. If such violation pertains to the roof or structural elements of the Property or the Premises, the parties shall proceed to Close the within transaction and Buyer shall cure the same as provided in the Lease.

(e)    Condition of the Property. Buyer is purchasing the Property AS IS, WHERE IS, WITH ALL FAULTS. Buyer shall rely solely upon its own review of documents and inspections with regard to the condition of the Property and the structural and mechanical systems of the improvements thereon, including, but not limited to, its location, size, subsurface or soil condition, construction and character; and, except as may be expressly set forth in this Agreement, Buyer specifically agrees that it shall purchase and acquire the Property AS IS, WHERE IS, WITH ALL FAULTS WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, AS TO THE TRUTH OR ACCURACY OF ANY

DOCUMENTS SUPPLIED, AS TO THE CONDITION OF THE PROPERTY, OR AS TO ITS FITNESS FOR ANY PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER.

(f)    Buyer hereby releases Seller and its agent, representative and employees from any and all claims, demands, and causes of action, past and present which the Buyer may have relating to the condition of the Property at any time before the Date of the Closing providing that in so doing Buyer does not and shall not be deemed by any party to have released Seller’s predecessor in title and the parties MetPath New England Inc., and Corning Life Sciences, Inc. from any responsibilities which said entities and their successors and assigns may have pursuant to that certain Indemnity Agreement dated February 28. 1996 between MetPath New England, Inc and Corning Life Sciences Inc. and ADE Corporation. The provisions of this Section 4(f) shall survive the Closing.

Section 5.    Title Matters and Insurance.

(a)    Title Commitment. Buyer shall obtain at its own expense, from a nationally recognized title insurance company selected by Buyer (the “Title Company”), a commitment for Title Insurance (the “Commitment”) for the issuance of an owner’s policy of title insurance on a standard ALTA form (the “Policy”) with respect to the Property. Buyer shall obtain at Buyer’s expense such Survey of the Property as Buyer shall desire. Seller shall have no obligation to provide or pay for any Title Commitment, title policy or survey Buyer may decide to obtain.

(b)    Title Matters and Encumbrances on Title. The Commitment shall show fee simple title to the Property in Seller, subject only to the following: (i) the standard exceptions for any owner’s policy, (ii) those instruments and other title matters that are acceptable to Buyer (each of the matters described or referred to in items (i) and (ii) being herein referred to individually as a “Title Encumbrance”). Any Title Encumbrance which is approved or is deemed to be approved or waived by Buyer shall be a permitted exception or encumbrance on the title to the Property and shall be added to the list of “Permitted Encumbrances”. Both parties agree that the Lease is a Permitted Encumbrance.

(c)    Title Objection Notice. On or before the Due Diligence Expiration Date, Buyer may give to Seller written notice (the “Title Objection Notice”) of any Title Encumbrance (other than a Permitted Encumbrance) which is not acceptable to Buyer as a Permitted Encumbrance on the title to the Property (the “Title Objection”). Any Title Encumbrance affecting the Property not objected to in the Title Objection Notice from Buyer to Seller shall be deemed to be approved or waived by Buyer and shall be a Permitted Encumbrance. If Buyer fails to provide a Title Objection Notice timely to Seller, then Buyer’s right to object on account of title shall be deemed waived, and all Title Encumbrances shall be Permitted Encumbrances.

(d)    Title Cure Notice. If Buyer timely provides to Seller a written Title Objection Notice, then, within five (5) days after the receipt of Buyer’s Title Objection Notice, Seller shall give to Buyer a written notice (the “Title Cure Notice”) stating that: (i) Seller agrees to use reasonable efforts to cure one or more of the defects identified in the Title Objection Notice on or before the Closing Date, or (ii) Seller does not agree to or cannot cure one or more of the defects identified in the Title Objection Notice; it being understood and agreed that Seller shall not be obligated to cure any defects. If Seller gives Buyer notice that Seller will use reasonable efforts to cure any of the Title Objections, then this transaction shall be closed on the scheduled Closing Date unless Seller notifies Buyer that it cannot effect the cure before the scheduled Closing Date, in which event the Closing Date shall be extended for thirty (30) days to permit Seller to effect such cure.; provided Seller shall have no obligation for its failure to effect such cure. Notwithstanding the foregoing, Seller shall be obligated to eliminate in connection with the Closing all mortgages and assignments of leases and rents, mechanic’s liens, tax liens (except for those which are not yet due and payable or for which prorations are made), assessment liens (except for those which are not yet due and payable or for which prorations are made), judgment liens, mortgage liens, absolute and/or collateral assignments and other similar exceptions to the title to the Property which affect Seller’s Interest (“Monetary Encumbrances”). Seller shall be entitled to use such portion of the Purchase Price as is necessary to pay off all such Monetary Encumbrances and any Title Objection that Seller agrees to use reasonable efforts to cure. The Buyer hereby acknowledges that any instruments evidencing the release or discharge of the Monetary Encumbrances shall be recorded after the Closing in accordance with standard conveyancing practice. If Seller notifies Buyer that Seller will not or cannot remove any Title Objection and/or Monetary Encumbrance, then Buyer shall have the right, at its option, to take either of the following actions: (x) Buyer may terminate this Agreement by written termination notice to Seller received by Seller within five (5) days of delivery of Seller’s Title Cure Notice (or at the extended Closing Date); or (y) Buyer may proceed to close this transaction, in which event Buyer shall waive Buyer’s objections and shall pay to Seller the full Purchase Price.

(e)    Title Fees. Buyer shall pay for the title search and for all premiums to the Title Company attributable to the issuance of the Commitment and the Policy. Buyer shall also pay any premium, if any, attributable to special endorsements and affirmative coverages, and mortgagee’s policy of title insurance.

Section 6.    Tenants; Leases; and Service Contracts.

(a)    Existing Tenants and Leases. It is a pre-condition to Buyer’s obligation to close this transaction that Buyer, as landlord, and Seller as tenant, shall have entered into a lease for the entire Premises (the “Lease”) in accordance with the term sheet attached as Exhibit B. During the Inspection Period and subsequent to the expiration of the Inspection Period, except for the lease described in the previous sentence, Seller shall not enter into any new leases for any portion of the Property. It is also a pre-condition to Buyer’s obligation to close this transaction that the Machine Works Lease (as defined in Section 13(a)(iv) hereof) shall, as of the Closing Date, be converted into a sublease of the Lease.

(b)    Service Contracts. During the Inspection Period, Seller shall provide Buyer in writing evidence that there are no service contracts affecting or pertaining to the Premises or the Improvements which will be binding on Buyer after Closing.

(c)    Seller’s Covenants. Seller hereby covenants and agrees with Buyer that, after the date of this Agreement and until Closing:

(i) Seller shall not enter into any Service Contracts or Personal Property Leases which would continue for a period subsequent to the Closing Date and be transferred to Buyer at Closing without the prior written approval of Buyer, which consent may be granted or withheld in Buyer’s sole discretion.

(ii) Seller will cause the Property to be maintained and operated in the same manner as it has previously been maintained and operated.

(iii) Seller hereby agrees that from the date hereof until the Closing, it will maintain in full force and effect fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on the Property in such amounts as is maintained by Seller on the date of this Agreement.

(iv) Seller will advise Buyer promptly of any litigation, arbitration or administrative hearing concerning or affecting the Property to which Seller is a party, of which Seller has actual knowledge or notice.

Section 7.    Intentionally Deleted.

Section 8.    Brokers.  Buyer and Seller hereby acknowledge that neither of them has dealt with a real estate broker in this transaction other than Wayne Spiegel of NAI Hunneman Commercial Services (“Broker”). Seller shall pay Broker such brokerage fee as is due under a separate agreement with Broker if, as and when the Closing takes place and the purchase price is paid. Each of Buyer and Seller does hereby agree to indemnify, defend and hold harmless the other party from and against any liability, cost or expense, plus all costs of collection, including litigation expenses and attorneys’ fees, as a result of a claim for a commission, fee or other compensation made by any real estate broker, finder or other person and asserted against the other party by reason of an arrangement made or alleged to have been made by the indemnifying party. This indemnity shall survive termination of this Agreement for any reason or delivery of the Deed, as applicable.

Section 9.    Closing Costs And Proration Credits.  At the Closing, the following items shall be adjusted between Seller and Buyer effective as of the close of business on the day preceding the Closing Date, with Buyer being deemed to own the Property on the Closing Date:

(a)    Title Insurance Costs. Buyer shall pay the cost of the title insurance premium and fees as provided in Section 5.

(b)    Survey. Buyer shall pay for the cost of a new or updated survey.

(c)    Escrow Fees. Buyer and Seller shall each pay half of the fees for escrow services.

(d)    Conveyance, Recording. Buyer shall pay all recording fees related to the purchase and finance of the Property; for Property in Massachusetts or Connecticut, Seller shall pay documentary deed stamps and all recording fees related to clearing title.

(e)    Prior Taxes. The amount of any assessment which is a lien on the Property, and any outstanding real estate taxes will be pro-rated, between the parties, with Seller responsible for the period prior to the Closing Date and Buyer responsible for the period commencing on and after the Closing Date

(f)    Current Taxes. The tax adjustment shall be based upon the number of days in the calendar year in which the Closing occurs, namely, on a per diem basis, and based upon the actual amount of real estate taxes, if known at the time of Closing. If the actual amount of real estate taxes is not known at the time of the Closing, then the parties shall adjust the taxes based on the actual amount of real estate taxes for the prior year. Such prorations as described herein shall be re-adjusted by the parties as soon as the actual amount of taxes are known, upon presentation of reasonable evidence thereof. This provision shall survive delivery of the Deed.

(g)    Proration of Other Revenue and Expense Items. The parties hereby agree that any other revenue and expense item, including management fees and superintendent costs which are received or incurred in respect of the Property, which is customarily prorated in a transaction of this nature and which is not otherwise expressly provided for in this Agreement shall be prorated on a per diem basis effective as of the close of business on the day preceding the Closing Date.

(h)    Other Expenses. Except as may otherwise be provided in the Agreement, each party shall be responsible for all other fees, costs and expenses incurred by it in connection with this transaction, including, without limitation, any such expenses for services rendered by accountants, appraisers, architects, attorneys, consultants, contractors, engineers.

Section 10.    Closing Instruments.  Seller shall be responsible for the preparation of all of the Closing Instruments specified in Section 10(a) and other provisions of this Agreement, unless otherwise specified in this Agreement. Three (3) days prior to Closing, Buyer shall notify Seller of any assignment of Buyer’s interest in this Agreement as permitted by Sections 15(e) and 15(i) hereof so that the Closing Instruments can be prepared to reflect such assignment. If the Seller is not so notified, Seller shall prepare the Closing Instruments to the Buyer named herein.

(a)    Instruments to be Delivered by Seller. At the Closing, Seller shall execute and deliver, or shall cause to be executed and delivered, to Buyer the following instruments (all such instruments in this Section 10 being herein called the “Closing Instruments”):

(i)  a recordable quitclaim deed by which Seller grants and conveys good, clear, record and marketable title to the Property to Buyer subject to the Permitted Encumbrances in the form attached hereto as Exhibit 10(a)(i);

(ii)  if and to the extent appropriate an assignment of each warranty, guaranty, license and the like related to the Property, to the extent assignable (as part of the quitclaim bill of sale);

(iii)  a mechanic’s lien and parties-in-possession affidavit given by Seller to the Title Company;

(iv)  evidence acceptable to the Title Company and reasonably acceptable to Buyer, authorizing the consummation by Seller of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Seller, an appropriate certificate of Seller regarding the authorization of the sale and the authority of any individual or entity signing this and any of the Closing Instruments on behalf of Seller;

(v)  a closing statement;

(vi)  such documents, if any, as may be required to withdraw Seller’s right to use the trade name of the Property;

(vii)  an executed certificate with respect to Seller’s non-foreign status sufficient to comply with the requirements of Section 1445 of the Code, commonly known as the Foreign Investment in Real Property Tax Act of 1980, and regulations applicable thereto in the form attached hereto as Exhibit 10(a)(xi);

(viii)  As-built plans of the Improvements as are in Seller’s possession;

(ix)  Assignment of Seller’s rights under the certain Indemnity Agreement dated February 28, 1996 between MetPath New England Inc., Corning Life Sciences Inc. and ADE Corporation;

(x)  the Lease executed by Seller, and written evidence that the Machine Works Lease has been converted into a sublease of the Lease;

(xi)  A notice of the Lease to be recorded immediately after the recording of the deed.

(b)    Instruments and Purchase Price to be Delivered by Buyer. At the Closing, Buyer shall execute and deliver to Seller the following Closing Instruments.

(i)  any of the Closing Instruments set forth in Section 10(a) wherein Buyer’s execution and delivery is necessary or appropriate;

(ii)  a closing statement and any other document which is reasonably and customarily executed and delivered by a buyer at a real estate closing in the county where the Property is located or which may be reasonably requested by Seller;

(iii)  an appropriate certificate of Buyer regarding the authorization of the purchase and acquisition and the authority of any individual and entity signing this Agreement or any of the Closing Instruments on behalf of Buyer;

(iv)  the Purchase Price in immediately available funds, United States Currency.

Section 11.    Possession.  At the Closing, Buyer shall be entitled to, and Seller shall deliver to Buyer, possession of the Property free of any possessory right or claim of Seller as an owner, but subject to all laws, rules and statutes including but not limited to building and zoning laws, the Permitted Encumbrances and the Lease.

Section 12.    Damage or Appropriation of the Property.

(a)    Damage. If, prior to the Closing Date, any loss or damage to the Property should occur as a result of a fire, or some other casualty, and if such loss or damage would require an expenditure of a dollar amount in excess of Two Hundred Thousand Dollars ($200,000) in order to restore the Property to substantially the same condition as its present condition, then either Buyer or Seller shall have the right, at its option, to terminate this Agreement by written termination notice to the other party received within ten (10) days after Seller has given Buyer written notice of such loss or damage. If neither Seller nor Buyer elects to terminate this Agreement in accordance with the previous sentence, or if the loss or damage would require an expenditure of less than Two Hundred Thousand Dollars ($200,000), then the parties shall proceed to close this transaction in accordance with the terms hereof except that Buyer shall receive an assignment of any casualty loss insurance proceeds, if any, attributable to the loss or damage and Buyer shall receive a credit for the amount of the deductible required under Seller’s policy (subject, as to both the insurance proceeds and the deductible, to a reduction equal to the amount if any expended by Seller to repair such loss or damage).

(b)    Appropriation. If appropriation proceedings should be commenced or threatened against the Property or if any governmental or other authority should notify Seller of its intention to acquire the same pursuant to the power of eminent domain prior to the Closing Date, then Seller shall promptly thereafter give to Buyer written notice of such action. If the estimated amount of the condemnation award for such appropriation is more than Two Hundred Thousand Dollars ($200,000), then either Buyer or Seller shall have the right at its option to terminate this Agreement by written termination notice to the other party received within ten (10) days after Seller has given Buyer written notice of such condemnation. If neither Seller nor Buyer elects to terminate this Agreement in accordance with the previous sentence, then the parties shall proceed to close this transaction; and in such event, Buyer shall have the right to negotiate with such governmental or other authority or to contest such appropriation in litigation proceedings, and shall be entitled to all proceeds thereof, which Seller shall assign to Buyer as applicable, and Seller shall convey the Property subject to such proceedings and shall receive therefor the Purchase Price in full at the Closing.

Section 13.    Representations, Warranties and Indemnities.

(a)    Representation and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer as of the date hereof which shall also be true and correct to Seller’s actual knowledge as of the Closing Date:

(i) Organization and Authority. Seller has been duly organized and is validly existing under the laws of the State of Delaware and is duly authorized to transact business in the Commonwealth of Massachusetts. Seller has the

full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so. Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of a lien or encumbrance on the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound. No consent or approval of any person or entity or of any governmental authority is required with respect to the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby or the performance by Seller of its obligations hereunder;

(ii)  Pending Actions. To Seller’s actual knowledge, Seller has not received any written Governmental Violation Notice or written notice and has no actual knowledge of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller or the Property which remains uncured except as set forth on Exhibit 13(a)(ii).

(iii)  Condemnation. To Seller’s actual knowledge, Seller has not received any written notice and has no actual knowledge of any pending or threatened condemnation proceedings relating to the Property.

(iv)  Lease. To Seller’s actual knowledge, except for the Lease and the agreement entitled, “The ADE Corporation Lease of Premises 80-82 Wilson Way, Westwood, Massachusetts to Massachusetts Machine Works, Inc. dated November 1, 1996” and all amendments thereto (the “Machine Works Lease”), there are no tenancy agreements of any type, oral or written currently affecting the Property or which will be binding on the Property after the Closing. Seller agrees that it shall be responsible for obtaining and delivering to Buyer at Closing such documentation as may be required to convert the Machine Works Lease into a sublease of the Lease.

(v)  Service Contracts. To Seller’s actual knowledge, there are no Service Contracts with regard to the Property which will be binding upon the Buyer after Closing.

(vi)  The representations and warranties of Seller contained in this Section 13(a) shall survive the Closing Date for a period of one (1) year.

(b)    Environmental Warranties and Indemnities of Seller. The environmental reports listed on Exhibit 4(a) are all the environmental reports which Seller has in its possession with regard to the Property, and Seller has delivered to Buyer a true, complete and accurate copy of each such report. There is a “pump and treat” facility on the Property, and Seller has delivered Buyer a true, accurate and complete copy of all the information Seller has with regard to the conditions which gave rise to the installation of the pump and treat facility and the ownership and operation of the same. After the Closing, Seller shall cooperate (at no cost or expense to itself) with Buyer in Buyer’s efforts to enforce the Indemnity Agreement dated February 28, 1996 between MetPath New England Inc., Corning Life Sciences Inc. and ADE Corporation

to the extent the same is assigned to Buyer. The terms of this Section 13(b) shall survive the Closing.

(c)    Buyers’ Representation and Warranties. Buyer hereby makes the following representations and warranties to Seller as of the date hereof and as of the date of the Closing:

(i)  Organization and Authority. Buyer has been duly organized and is validly existing under the laws of Delaware and at closing shall be qualified to do business in the Commonwealth of Massachusetts. Buyer has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Buyer is authorized to do so. No consent or approval of any person or entity or of any governmental authority is required with respect to the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby or the performance by Buyer of its obligations hereunder;

(ii)  Pending Actions. To Buyer’s actual knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate interfere with the consummation of the transaction contemplated by this Agreement.

Section 14.    Voluntary Termination; Default; Remedies.

(a)    Voluntary Termination; Release of Liability. If this Agreement is voluntarily terminated by a party pursuant to a right of termination expressly provided in this Agreement then both parties shall, upon such voluntary termination, be automatically released from all further obligations and liability under this Agreement, except as otherwise provided herein, and the Deposit and interest accrued thereon shall be returned to Buyer.

(b)    Default. The occurrence of any one or more of the following events shall constitute a breach of a promise or obligation undertaken and thus a default by a party under this Agreement: (i) failure to close at the time and manner required under this Agreement, (ii) if any representation or warranty made by a party in or pursuant to this Agreement was not true, correct, complete and accurate in any material respect as of the time it was made, or (iii) if any other promise or obligation undertaken by a party under this Agreement has not been performed within the time period specified in this Agreement, or if no such time period has been so specified, within a period of ten (10) business days after the other party has given to the non-performing party written notice of such event.

(c)    Seller’s Remedies. If a default by Buyer has occurred as provided in Section 14(b), then, in such event, Seller shall have the right (i) to terminate this Agreement by giving Buyer written notice of such termination, and (ii) to recover an amount equal to two times the Deposit as Seller’s sole and exclusive right at law and in equity which shall be considered to be the equivalent of, and shall constitute, the payment of liquidated damages, with such amount and its payment being agreed upon by the parties as being a reasonable approximation of actual damages, including compensation to Seller for removing the Property from the market and reimbursement for the costs and expenses incurred by Seller; and such application and disposition shall constitute a complete release of each party from its liability under this Agreement, except as otherwise provided herein.

(d)  Buyer’s Remedies. If a default by Seller has occurred as provided in Section 14(b), then, in such event, Buyer shall have, as its sole and exclusive remedy at law and in equity, the right, at its option, to (x) obtain specific performance of this Agreement, but no actual, consequential, or punitive damages; or (y) terminate this Agreement by giving Seller written notice of such termination, in which event the Deposit and all interest thereon shall be returned to Buyer.

Section 15.    General and Miscellaneous Provisions.

(a)  Notice. Any notice or other communication required or permitted to be given to a party under this Agreement shall be in writing, unless otherwise specified in this Agreement, and shall be given by one of the following methods to such party at the address set forth at the end of this provision. The notice may be sent, and is deemed received as follows: (i) by registered or certified United States mail, and deemed received as of the second business day after it was mailed, (ii) by hand, and deemed received when delivered at the address, whether or not the specific person to whose attention it is directed is in at the time, (iii) by reputable overnight delivery service, and deemed received when delivered to the address whether or not the specific person to whose attention it is directed is in at the time, (iv) by telecopier, and deemed received as shown on the printed confirmation report in the office of the sender, (v) when sent or delivered by an other means for transmitting a written communication, and deemed received upon receipt so long as the same is sent on the same day by a reputable overnight delivery service. Either party may change its address for notice by giving written notice thereof to the other party. The address of each party for notice is as follows:

Buyer:	New Boston Fund, Inc. 60 State Street, Suite 1500 Boston, Massachusetts 02109 Attention: Jerome L. Rappaport, Jr. Tel.: 617-723-7760 Fax.: 617-227-4727

Buyer’s Counsel:	Rappaport, Aserkoff & Gelles 60 State Street, Suite 1525 Boston, Massachusetts 02109 Attention: Janet F. Aserkoff, Esq. Tel.: 617-227-7345 Fax.: 617-227-4727

Seller:	ADE Corporation 80 Wilson Way Westwood, Massachusetts 02090-1806 Attention: Brian C. James Telephone: 781-467-3921 Telecopier: 781-467-0921

Seller’s Counsel:	Legal Department ADE Corporation 80 Wilson Way Westwood, Massachusetts 02090-1806 Telephone: 781-467-3500 Telecopier: 781-467-0921

(b)    Complete Agreement; Amendment; Waiver; Counterparts. This Agreement, including the Preliminary Statements and all attached exhibits, constitute the complete and integrated agreement between the parties with respect to the subject matter hereof and supersedes all previous negotiations and understandings, if any, between the parties; no oral or implied understanding, representation or warranty shall vary its terms. This Agreement may not be amended or waived other than by a written instrument executed by the parties. This Agreement or any such amendment or waiver may be executed in several counterparts, each of which shall be considered a duplicate original and the same instrument.

(c)    Governing Law. This Agreement, the Closing Instruments and any other applicable document, including all of the rights, obligations and liabilities of the parties thereunder, shall be governed, construed and enforced for all purposes in accordance with the laws of the Commonwealth of Massachusetts, which is where the Property is located, without regard to its conflicts of laws and rules.

(d)    Severability. If any provision of this Agreement, the Closing Instruments or any other applicable document should be held by a court to be invalid or unenforceable in any particular respect, then the remaining provisions of such document (or the same provision in any other respect) shall not be invalid, unenforceable, impaired or otherwise affected, but shall continue to be in full force and effect; and to this end, all such provisions are hereby declared to be severable.

(e)    Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. In general, a party shall not have the right to assign this Agreement or any interest herein without the prior written consent of the other party; provided, however, Buyer shall have the right to assign this Agreement to an affiliate which the Buyer controls, without Seller’s prior written consent but such assignment and the assumption by such assignee of Buyer’s obligations hereunder shall not release Buyer from its obligation or liability hereunder unless Seller shall have specifically agreed to the same. For purposes of this Section 15(e), a nominee trust in which Buyer or its affiliates own more than fifty percent (50%) of the beneficial interest shall be deemed an affiliate which Buyer controls. Notwithstanding the foregoing, such assignment shall be void unless Buyer notifies Seller of such assignment on the earlier of (i) three (3) business days from the date of the assignment, or (ii) three (3) business days prior to the Closing. Furthermore, either Seller and/or Buyer may assign its rights under this Agreement to a “qualified intermediary” in order to facilitate, at no cost or expense to the other, a like-kind exchange under Section 1031 of the Internal Revenue Code; provided, however, that (i) such assignment to a qualified intermediary shall not relieve either party of its respective obligations hereunder; and (ii) if Seller notifies Buyer that Seller has assigned its rights under the Agreement to a qualified intermediary, Buyer will be deemed to have satisfied Buyer’s payment obligation if Buyer wires proceeds to the qualified intermediary or to any other entity as instructed by Seller.

(f)    Survival. No provision of this Agreement survives delivery of the Deed, unless specifically indicated herein that a particular provision survives.

(g)    Time. Time is of the essence with respect to the performance of each provision of this Agreement.

(h)    Confidentiality. Buyer, Seller and Broker shall maintain the confidentiality of the terms of this transaction and the contents of this Agreement, and all documents supplied to or obtained by Buyer in connection with its Due Diligence of the Property, and any related documents subject to disclosure on a “need to know” basis to attorneys, clients, potential lenders, actual lenders, equity investors, accountants, architects, appraisers, engineers, contractors and consultants, or as required by applicable law or judicial process. The parties expressly confirm that this Confidentiality provision is an essential and material term of this Agreement that is intended to be enforceable by any remedies available at law or equity, including injunctive relief.

(i)    Like-Kind Exchange. At Buyer’s request and at no cost to Seller, Seller will agree to take all actions reasonably requested by Buyer in order to effectuate all or any part of the transactions contemplated by this Agreement as a like-kind exchange in accordance with Section 1031 of the Internal Revenue Code including, without limitation, extending the Closing Date for up to thirty (30) days in the aggregate, and using a qualified intermediary. At Seller’s request, and at no cost to Buyer, Buyer will agree to take all actions reasonably requested by Seller in order to effectuate all or any part of the transactions contemplated by this Agreement as a like-kind exchange in accordance with Section 1031 of the Internal Revenue Code including using a qualified intermediary. Notwithstanding the aforementioned sentence, Seller shall have no right to extend the closing beyond the Closing Date set forth herein.

(j)    No Personal Liability. Buyer acknowledges and agrees that no general or limited partner, officer, director, equity owner, employee, or representative of Seller shall ever have any personal liability under this Agreement. Seller acknowledges and agrees that no general or limited partner, officer, director, equity owner, employee or representative of Buyer shall ever have any personal liability under this Agreement.

(k)    Construction. The parties hereto hereby acknowledge and agree that (i) each party hereto is of equal bargaining strength, (ii) each such party has actively participated in the drafting, preparation and negotiation of this Agreement, (iii) each such party has consulted with such party’s own, independent counsel, and such other professional advisors as such party has deemed appropriate, relative to any and all matters contemplated under this Agreement, (iv) each such party and such party’s counsel and advisors have reviewed this Agreement, (v) each such party has agreed to enter into this Agreement following such review and the rendering of such advice, and (vi) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

(l)    No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

(m)    Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

(n)    Fees and Other Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own fees and expenses in connection with this Agreement.

(o)    Computation of Time Periods. If the date upon which the Inspection Period expires, the Closing Date or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, state or legal holiday, then such date shall automatically be extended until 5 p.m. Eastern Daylight Time of the next day which is not a Saturday, Sunday or federal, state or legal holiday.

EXECUTED under seal as of the date first-above written.

Seller:

ADE CORPORATION

By:	/s/ BRIAN C. JAMES

Brian C. James Its Executive VP & CFO

Buyer:

NEW BOSTON FUND, INC.

By:	/s/ JEROME L. RAPPAPORT, JR.

Jerome L. Rappaport, Jr. Its President

The undersigned, Joel A. Stein, Esq., agent for Lawyers Title Insurance Corporation, hereby agrees to act as Escrow Agent pursuant to the terms of the foregoing Purchase and Sale Agreement and to carry out the terms thereof required of Escrow Agent.

LAWYERS TITLE INSURANCE CORPORATION

By:	/s/ JOEL A. STEIN

Name: Joel A. Stein Title: Agent

Friedman & Stein, P.C. 25 Braintree Hill Office Park, Suite 204 Braintree, Massachusetts 02184